Exhibit 3.12

ARTICLES OF INCORPORATION

OF

LONGWOOD ELASTOMERS, INC.

The undersigned, being an individual dose hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of organizing a corporation authorized by law to issue shares, pursuant to the provisions of the Virginia Stock Corporation Act, Chapter 9 of Title 13.1 of the Code of Virginia.

FIRST: The corporate name for the corporation (hereinafter called the “corporation”) is LONGWOOD ELASTOMERS, INC.

SECOND: The number of shares which the corporation is authorized to issue is one thousand (1,000) , all of which are without par value and are of the SAM class and are to be Common shares.

THIRD: The post office address with street and number, if any, of the initial registered office of the corporation in the Commonwealth of Virginia is 200 West Grace Street, Richmond, Virginia 23220. The county or city in the Commonwealth of Virginia in which the said registered office of the corporation is located is the City of Richmond.

The name of the initial registered agent of the corporation at the said registered office is Calvin F. Major. The said initial registered agent meets the requirements of Section 13.1-634 of the Virginia Stock Corporation Act, insomuch he is a resident of the Commonwealth of Virginia and a member of the Virginia State Bar. The business office of the said registered agent of the corporation is identical with the said registered office of the corporation,

FOURTH: Each share of the corporation shall entitle the holder thereof to a preemptive r g t, for a period of thirty days, to subscribe for, purchase, or otherwise acquire any shares of the same class of the corporation or any equity and/or voting shares of any clans of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of the same class of the corporation or of equity and/or voting shares of any clam; of the corporation or for the purchase of any shares, bends, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire unissued shares of the game class of the corporation or equity and/or voting shares of any class of the corporation, whether now or hereafter authorized or created, and whether the proposed issue, reissue, or grant is for cash, property, or any other lawful consideration; and after the expiration of as4d thirty days, any and ell of such shares, rights, options, bonds, securities or obligations of the corporation may be issued, reissued, or granted by the Board of Directors, as the case may be, to such individuals and entities, and for staple lawful consideration, and on such terms, as the Board of Directors in its discretion may determine. As used herein, the terms “equity shares” and “voting shares” shall mean, respectively, shares which confer unlimited dividend rights and shares which confer unlimited voting rights in the election of one or more directors.

FIFTH: To transact any or all lawful business for which corporations may be incorporated under the provisions of the Virginia Stock Corporation Act, other than the special kinds of business enumerated In Section 13.1-620 the Virginia Stock Corporation Act.

SIXTH: The name end the address of each of the individuals who are to serve as the initial directors of the corporation are:

NAME	ADDRESS
James J. Hartnett	34 Longwood Avenue Chatham, New Jersey 07938
James J. McDonnell	64 Rolling Hill Drive Chatham, New Jersey 07020

SEVENTH: Regarding the management of the business and the regulation of the affairs of the corporation, and for defining, limiting .and - regulating the powers of the corporation, its directors, and shareholders, it is further provided:

1. Whenever any provision of the Virginia Stock Corporation Act shall otherwise require for the approval of any specified corporate action the authorization of more than two-thirds of the votes entitled to be cast by any voting group, any such corporate action shall be approved by the authorization of at least a majority of the votes entitled to be cast by said voting group. The term “voting group” as used herein shall have the meaning ascribed to it ‘by Section 13.1403 of the Virginia Stock Corporation Act.

2. The corporation shall, to the fullest extent permitted by the provisions of the Virginia Stock Corporation Act, as the same may be amended and supplemented , indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for heroin shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

EIGHTH: The duration of the corporation shall be perpetual.

Signed on November 15, 1991

/s/ Karen Rostov
Karen Rostov, Incorporator

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

November 15, 1991

The State Corporation Commission has found the accompanying articles submitted on behalf of

LONGWOOD ELASTOMERS, INC.

to comply with the requirements of law, and confirms payment of all related fees.

Therefore, it is ORDERED that this

CERTIFICATE OF INCORPORATION

be issued and admitted to record with the articles of incorporation in the Office of the Clerk of the Commission, effective November 15, 1991.

The corporation is granted the authority conferred on it by law in accordance with the articles, subject to the conditions and restrictions imposed by law.

STATE CORPORATION COMMISSION

By	/s/ Thomas P. Harvard Jr.
Commissioner

CORPACPT

CIS20436

91-11-15-0519